Exhibit 99.1

Lottery.com Announces its App is Now Available on the Google Play Store

Austin, TX — December 8, 2020 — Lottery.com announced that its flagship app is now available on the Google Play Store as a free download. This extends its services to the Android platform and provides Android users in select locations the ability to request the purchase of lottery tickets for their respective state lottery games, along with providing users all over the world lottery results for over 600 games in 38 countries in real-time.

The Google Play Store has an estimated 250 million daily downloads and significantly broadens Lottery.com’s reach, in addition to its iOS app, mobile web-app (play.lottery.com), partner APIs, data distribution, and affiliate network. Lottery.com is also the world’s largest provider of lottery data to over 400 digital publishers, including hundreds of digital newspapers, television and news sites, and major digital publishers such as Google, Verizon/Yahoo, Amazon’s Alexa devices and more.

“We believe the future of the lottery is being able to play it wherever you may be, directly on your mobile device,” said Tony DiMatteo, co-founder and CEO of Lottery.com. “Launching our flagship app in the Google Play Store is an important step forward as it significantly expands our potential user base to the many millions of people that utilize Android devices in the U.S. and around the world. We look forward to introducing our leading online platform to a vast and untapped market as we continue to expand our presence and execute our vision of becoming a global lottery marketplace suited for the digital age.”

On November 19, 2020, Lottery.com announced a binding letter of intent to combine with Trident Acquisitions Corp. (NASDAQ: TDACU, TDAC, TDACW), which would make Lottery.com a publicly traded company on The Nasdaq Stock Market.

About Lottery.com

Lottery.com is an Austin, TX-based company enabling consumers to play state-sanctioned lottery games from their home or on the go in the US and internationally. The Company works closely with state regulators to advance the lottery industry, providing increased revenues and better regulatory capabilities, while capturing untapped market share, including millennial players. Lottery.com is also gamifying charitable giving to fundamentally change how nonprofits engage with their donors and raise funds. Through their WinTogether.org platform, they offer charitable donation sweepstakes to incentivize donors to take action by offering once in a lifetime experiences and large cash prizes.

Important Information and Where to Find it

In connection with the proposed business combination, Trident Acquisitions Corp. (“Trident”), expects to file a preliminary proxy statement (the "Proxy Statement") with the SEC for the solicitation of proxies from Trident's shareholders. Additionally, Trident and Lottery.com Holdings will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC's web site at www.sec.gov. A definitive proxy statement will be mailed to Trident shareholders as of a record date to be established for voting on the proposed business combination. Investors and security holders of Trident are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Trident and its directors and officers may be deemed participants in the solicitation of proxies of Trident's shareholders in connection with the proposed business combination. Lottery.com and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Trident's executive officers and directors in the solicitation by reading Trident's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the Proxy Statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Trident's participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

Lottery.com Contact:

Cody Billingsley

(512) 537-5713

cody@lottery.com